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April 27, 2001


Securities and Exchange Commission
Washington, D.C. 20549


Re:      Generex Biotechnology Corporation
         Commission File Number 000-25169

Dear Sir or Madam:

We have read Item 4., Changes in Registrant's Certifying Accountant as set forth in the Current Report on Form 8-K of Generex Biotechnology Corporation, dated April 23, 2001, and agree with the statements contained therein.

Very truly yours,



WithumSmith+Brown